UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

_____________

Date of Report (Date of earliest event reported): August 16, 2004

LIFEPOINT HOSPITALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29818	52-2165845
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

103 Powell Court, Suite 200
Brentwood, Tennessee		37027
(Address of principal executive offices)		(Zip Code)

(615) 372-8500
(Registrant’s telephone number, including area code)

Item 5. Other Events and Regulation FD Disclosure.

     On August 15, 2004, LifePoint Hospitals, Inc., a Delaware corporation (“LifePoint”), Lakers Holding Corp., a Delaware corporation (“Holding Company”), Lakers Acquisition Corp., a Delaware corporation and a direct, wholly owned subsidiary of Holding Company (“LifePoint Merger Sub”), Pacers Acquisition Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Holding Company (“Province Merger Sub”), and Province Healthcare Company, a Delaware corporation (“Province”), entered into an Agreement and Plan of Merger, dated as of August 15, 2004 (the “Merger Agreement”). Pursuant to the Merger Agreement, Holding Company will combine LifePoint and Province through the merger of LifePoint Merger Sub with and into LifePoint (the “LifePoint Merger”) and the merger of Province Merger Sub with and into Province (the “Province Merger” and, together with the LifePoint Merger, the “Mergers”), whereby after the Mergers each of LifePoint and Province will be the surviving corporations of the Mergers and direct, wholly owned subsidiaries of Holding Company. The Merger Agreement is subject to approval by the stockholders of Province and LifePoint, required regulatory approvals, receipt of necessary financing and certain other conditions. Although the Mergers are expected to be completed in the first half of 2005, there can be no assurance that the Mergers will be completed during such timeframe.

     As more specifically set forth in the Merger Agreement, with respect to the Province Merger, each share of common stock, par value $0.01 per share, of Province will be converted into the right to receive (x) $11.375 in cash and (y) a number of shares of common stock of Holding Company equal to an exchange ratio of between 0.3447 and 0.2917, which shares will have a value of $11.375 to the extent that LifePoint’s average share price (defined below) is between $33.00 and $39.00. The exchange ratio will be 0.3447 if the volume weighted average daily share price of a share of LifePoint common stock for the twenty consecutive trading day period ending at the close of business on the third trading day prior to the closing (the “LifePoint average share price”) is $33.00 or less, and 0.2917, if the LifePoint average share price is $39.00 or more. If the LifePoint average share price is between $33.00 and $39.00, then the exchange ratio will be equal to $11.375 divided by the LifePoint average share price. Based on the closing price of a share of LifePoint common stock on August 13, 2004 of $32.74, the last trading day prior to the announcement of the transaction, each Province stockholder would have received a total per share consideration valued at $22.66. As more specifically set forth in the Merger Agreement, with respect to the LifePoint Merger, each share of common stock, par value $0.01 per share, of LifePoint will be converted into the right to receive one share of common stock, par value $0.01 per share, of Holding Company. The description of the proposed Mergers described in this report does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, filed as Exhibit 2.1.

     LifePoint has received a Senior Secured Credit Facilities Commitment Letter from Citicorp North America, Inc. and Citigroup Global Markets Inc. to provide debt financing for the Merger, certain related costs and other purposes, a copy of which filed as Exhibit 10.1 hereto and incorporated herein by reference.

     On August 16, 2004, LifePoint and Province issued a joint press release announcing the merger. A copy of this press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 7.    Financial Statements and Exhibits:

(c)      Exhibits

2.1	Agreement and Plan of Merger, dated as of August 15, 2004, among LifePoint Hospitals, Inc., Lakers Holding Corp., Lakers Acquisition Corp., Pacers Acquisition Corp. and Province Healthcare Company.

10.1	Senior Secured Credit Facilities Commitment Letter from Citicorp North America, Inc. and Citigroup Global Markets Inc. to LifePoint Hospitals, Inc., dated August 15, 2004.

99.1	Joint Press Release, dated August 16, 2004.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFEPOINT HOSPITALS, INC.

	By:	/s/ William F. Carpenter III

William F. Carpenter III
Executive Vice President and General Counsel

Date: August 16, 2004

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of August 15, 2004, among LifePoint Hospitals, Inc., Lakers Holding Corp., Lakers Acquisition Corp., Pacers Acquisition Corp. and Province Healthcare Company.

10.1	Senior Secured Credit Facilities Commitment Letter from Citicorp North America, Inc. and Citigroup Global Markets Inc. to LifePoint Hospitals, Inc., dated August 15, 2004.

99.1	Joint Press Release, dated August 16, 2004.